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                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-83239


PRICING SUPPLEMENT DATED SEPTEMBER 29, 2000
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: September 29, 2000.

     - Number of shares to be sold in this tranche: 450,000.

     - Gross proceeds received by us from prior sales hereunder: $21,168,750.

     - Assuming these shares are sold to Bear Stearns at $8.625 per share, the remaining dollar amount under this prospectus supplement is: $79,950,000.

     - Our common stock closed at a price of $8.625 per share on September 29, 2000.